Exhibit (a)(12)


FOR IMMEDIATE RELEASE


                   Deutsche Post and Air Express International
              Announce Receipt of Clearance by European Commission

     Bonn, Germany/ Darien, CT -- February 7, 2000 -- Deutsche Post AG and Air Express International Corporation (NASDAQ: AEIC) announced today that the European Commission has cleared Deutsche Post's acquisition of Air Express International Corporation.

     As previously announced, Deutsche Post's tender offer to purchase all outstanding shares of Air Express International will expire at 12:00 midnight, New York time, on Wednesday, February 9, 2000, unless further extended.

     The offer was extended to provide additional time to obtain necessary regulatory approvals for the transaction, including approvals in the United States and under the European Commission's regulations. All necessary U.S. and European Commission regulatory approvals have now been obtained.

     For additional information, please contact Deutsche Banc Alex. Brown, the Dealer Manager for the offer, at 212-250-6000 (call collect) or Georgeson Shareholder Communications Inc., the Information Agent, at 800-223-2064.